Exhibit 10.13.A
June 1, 2010
Leslie Bonney
     Re: Special Acceleration Features Applicable To Your Equity Awards
Dear Leslie:
As you know, you currently hold one or more options (the “Options”) to acquire shares of common stock of Qlik Technologies Inc. (the “Company”) pursuant to the Company’s 2004 Omnibus Stock Option and Award Plan and/or 2007 Omnibus Stock Option and Award Plan as evidenced by one or more Stock Option Award Agreements between you and the Company.
The Company’s Board of Directors is pleased to inform you that it has decided to amend your existing Options, as well as specify the terms of any other future equity awards granted to you by the Company, so that such equity awards will have certain special acceleration features. Please note that such special acceleration is expressly conditioned upon, and will become effective only upon completion of, an initial public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, that occurs on or before January 1, 2011 (a “Qualifying IPO”).
Accordingly, should your employment be terminated without “Cause” (as defined below) within 12 months following a “Change in Control” (as defined in the Company’s 2010 Omnibus Equity Incentive Plan) that occurs following a Qualifying IPO, all of your outstanding equity awards (whether granted under the Company’s 2010 Omnibus Equity Incentive Plan or otherwise) will immediately vest and become exercisable in full, provided that you execute (and not revoke) a general release of all claims that you may have against the Company and its affiliates in the form delivered to you by the Company. Please note that should a Qualifying IPO not occur, none of your equity awards will contain the special acceleration features described in this letter.
For purposes of this letter, “Cause” shall mean you have: (a) become disqualified or prohibited by law from being directly or indirectly concerned in the promotion, formation or management of a company or from carrying out any of the duties or functions you are employed under the Service Agreement by and between you and QlikTech UK Limited, dated July 1, 2005, and as may be amended (the “Service Agreement”), to carry out; or (b) become bankrupt or made any arrangement or composition with your creditors or taken advantage of any statute for the time being in force affording relief for installment debtors; or (c) been convicted of any criminal offence other than an offence under the Road Traffic Acts not punishable by imprisonment; or (d) been guilty of gross misconduct or default in the course of the Employment (as defined in the Service Agreement) or committed any serious breach or repeated or continued any breach or failure of any of your duties or obligations under the Service Agreement; or (e) solicited or attempted to solicit or entice away any client, customer, agent, distributor, or supplier of QlikTech UK Limited or any member of the Group (as defined in the Service Agreement) or any Person (as defined in the Service Agreement); or (f) been found to have secured the Employment

June 1, 2010

(as defined in the Service Agreement) or any employment with which the Employment (as defined in the Service Agreement) is accepted as being continuous by misrepresentation or fraud.
Except as otherwise provided in this letter, all other terms and conditions of your equity awards will remain unchanged. This letter will be governed by and construed in accordance with the laws of Delaware, without regard to conflicts of law. Please keep this important notice with your equity awards documentation. We hope that you find this amendment to be a valuable addition to your equity compensation package.

Very truly yours,
/s/ Lars Björk
Lars Björk
Chief Executive Officer